Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

AMERICAN NOBLE GAS, INC., A DELAWARE CORPORATION

WITH AND INTO

AMERICAN NOBLE GAS INC, A NEVADA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 7, 2021, by and between American Noble Gas, Inc., a Delaware corporation (“AMGAS-DE”), and American Noble Gas Inc, a Nevada corporation (“AMGAS-NV”), which corporations are sometimes referred to herein as the “Constituent Corporations.”

W I T N E S E T H:

WHEREAS, AMGAS-DE was organized and existing under the laws of the State of Delaware, pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 29, 2005, as amended by that certain Corrected Instrument Certificate, along with a Corrected Certificate of Incorporation filed on September 13, 2006, a Certificate of Amendment of Certificate of Incorporation filed on November 17, 2015 and a Second Certificate of Amendment of Certificate of Incorporation filed on October 14, 2021;

WHEREAS, AMGAS-NV is a wholly-owned subsidiary of AMGAS-DE, having been incorporated under the laws of the State of Nevada, pursuant to Articles of Incorporation filed with the Secretary of State of the State of Nevada on November 23, 2021;

WHEREAS, the respective Boards of Directors of AMGAS-DE and AMGAS-NV have approved by written consent this Agreement and the merger of AMGAS-DE with and into AMGAS-NV, with AMGAS-NV continuing as the surviving company (the “Merger”);

WHEREAS, the Delaware General Corporation Law, as amended (the “DGCL”) and Chapter 78 of the Nevada Revised Statutes, as amended (the “NRS”) permit the Merger; and

WHEREAS, the Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations in effect thereunder, the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, AMGAS-DE and AMGAS-NV hereto agree as follows:

ARTICLE I

MERGER

1.1 Upon the terms and subject to the conditions of this Agreement, a Certificate of Merger (the “Certificate of Merger”) shall be duly prepared and executed by AMGAS-NV in accordance with the DGCL and filed with the Secretary of State of the State of Delaware and Articles of Merger (the “Articles of Merger”) shall be duly prepared and executed by the Constituent Companies in accordance with the NRS, and shall be filed with the Secretary of State of the State of Nevada, (together, the “Merger Certificates”). The Merger shall become effective upon the later of (a) the filing of the Merger Certificates with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada (b) the date the Constituent Companies obtain a market effective date from the Financial Industry Regulatory Authority and (b) such other date and time as AMGAS-DE and AMGAS-NV shall agree and specify in the Merger Certificates (the “Effective Time”).

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1.2 At the Effective Time, as provided herein, AMGAS-DE shall be merged with and into AMGAS-NV, and the separate existence of AMGAS-DE shall cease to exist. AMGAS-NV shall continue to exist under the laws of the State of Nevada as the surviving entity following the Merger. The consummation of the Merger will have the effects provided in the DGCL and NRS, including, without limitation, the assets and liability of AMGAS-DE becoming the property of the AMGAS-NV following the Merger.

1.3 From time to time, as and when required by AMGAS-NV or by its successors and assigns, AMGAS-DE shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as AMGAS-NV may deem necessary in order to vest in and confirm to AMGAS-NV title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of AMGAS-DE and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE II

ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION

2.1 The Articles of Incorporation of AMGAS-NV, as in effect at the Effective Time, shall be the Articles of Incorporation of AMGAS-NV (the “AMGAS-NV Charter”) until duly amended in accordance with the terms thereof and the NRS.

2.2 The Bylaws of the AMGAS-NV, as in effect at the Effective Time, shall be the Bylaws of AMGAS-NV (the “AMGAS-NV Bylaws”) until duly amended in accordance with the terms thereof and the NRS.

ARTICLE III

OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

3.1 The officers of AMGAS-DE immediately prior to the Effective Time shall be the officers of the AMGAS-NV immediately after the Effective time, each to hold off in accordance with the provisions of the NRS, the AMGAS-NV Charter and the AMGAS-NV Bylaws until their respective successors shall have been appointed or elected.

3.2 The directors of AMGAS-DE immediately prior to the Effective Time shall be the officers and directors of AMGAS-NV immediately after the Effective Time, and such persons shall hold the office of director in accordance with the provisions of the NRS, the AMGAS-NV Charter and AMGAS-NV Bylaws, as amended, until their respective successors shall have been appointed or elected.

3.3 If, at the Effective Time, a vacancy shall exist in the Board of Directors of AMGAS-NV, such vacancy shall be filled in the manner provided by the AMGAS-NV Bylaws.

ARTICLE IV

TREATMENT OF CAPITAL STOCK

4.1 At the Effective Time, each share of Common Stock of AMGAS-DE, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “AMGAS-DE Common Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully-paid and nonassessable newly issued share of common stock, par value $0.0001 per share, of AMGAS-NV (the “AMGAS-NV Common Stock”), and (ii) each outstanding share of AMGAS-NV Common Stock held by AMGAS-DE immediately prior to the Merger shall be retired and canceled. Certificates representing shares of AMGAS-DE Common Stock will represent shares of AMGAS-NV Common Stock, and upon surrender of the same to the transfer agent for AMGAS-DE, who shall continue to serve as the transfer agent for AMGAS-NV, the holder thereof shall be entitled to receive, in exchange therefor, a certificate or certificates representing the equivalent number shares of AMGAS-NV Common Stock into which the AMGAS-DE Common Stock has been converted.

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4.2 At the Effective Time, each share of Preferred Stock of AMGAS-DE, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “AMGAS-DE Preferred Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully-paid and nonassessable newly-issued share of common stock, par value $0.0001 per share, of AMGAS-NV (the “AMGAS-NV Preferred Stock”), and (ii) each outstanding share of AMGAS-NV Preferred Stock held by AMGAS-DE immediately prior to the Merger shall be retired and canceled. Certificates representing shares of AMGAS-DE Preferred Stock will represent shares of AMGAS-NV Preferred Stock, and upon surrender of the same to the transfer agent for AMGAS-DE, who shall continue to serve as the transfer agent for AMGAS-NV, the holder thereof shall be entitled to receive, in exchange therefor, a certificate or certificates representing the equivalent number shares of AMGAS-NV Preferred Stock into which the AMGAS-DE Preferred Stock has been converted.

4.3 At the Effective Time, each option and right to acquire AMGAS-DE Common Stock, and each warrant or other right to purchase AMGAS-DE Common Stock issued and outstanding immediately prior to the Effective Time (together, the “AMGAS-DE Options, Warrants and Rights”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into equivalent options, warrants and rights to purchase the number of shares of AMGAS-NV Common Stock on a one-for-one basis including at the same exercise, conversion or strike price of such converted options, warrants and rights.

4.4 At the Effective Time, all rights with respect to the AMGAS-DE Common Stock, the AMGAS-DE Preferred Stock and the AMGAS-DE Options, Warrants and Rights shall cease and terminate, and the AMGAS-DE Common Stock, the AMGAS-DE Preferred Stock and the AMGAS-DE Options, Warrants and Rights shall no longer be deemed to be outstanding, whether or not the certificate(s), if any, representing such stock have been surrendered.

4.5 At the Effective Time, each share of capital stock of AMGAS-NV issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as shares of capital stock of AMGAS-NV.

ARTICLE V

DISSENTING SHARES

5.1 Holders of shares of AMGAS-DE Common Stock and AMGAS-DE Preferred Stock who have complied with all requirements for perfecting their rights of appraisal set forth in Section 262 of the DGCL shall be entitled to their rights under Delaware law with respect to payments to be made by AMGAS-NV in connection with the Merger.

ARTICLE VI
TAX MATTERS

6.1 This Agreement is intended to constitute a plan of reorganization for purposes of Treasury Regulations Section 1.368-2(g) and Sections 354, 361, and 368 of the Code, and the Merger is intended to constitute a reorganization under Section 368(a) of the Code. Each party hereto shall perform, and shall cause its affiliates to perform, its United States federal income tax reporting and conforming state tax reporting in accordance with such treatment unless otherwise required by a determination as defined in Section 1313(a) of the Code.

ARTICLE VII

MISCELLANEOUS

7.1 GOVERNING LAW. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule thereof, and interpreted consistent with the intent that the Merger qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

7.2 EXPENSES. If the Merger becomes effective, AMGAS-NV shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, AMGAS-DE shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

7.3 AMENDMENT AND MODIFICATION. The Boards of Directors of AMGAS-DE and AMGAS-NV may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of the Merger by the stockholders of AMGAS-DE may not (i) change the amount or kind of shares to be received in exchange for or on conversion of the shares of the AMGAS-DE Common Stock or the AMGAS-DE Preferred Stock; or (ii) alter or change any of the terms and conditions of this Agreement or the AMGAS-NV Charter or AMGAS-NV Bylaws if such change would adversely affect the holders of the AMGAS-DE Common Stock or AMGAS-DE Preferred Stock.

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7.4 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement, or the consent of the Board of Directors of AMGAS-DE and AMGAS-NV.

7.5 AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. An executed copy of this Agreement will be on file at the principal place of business of AMGAS-NV and, upon request and without cost, a copy thereof will be furnished to any stockholder.

7.6 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AMERICAN NOBLE GAS INC
a Nevada corporation

By:	/s/ Stanton E. Ross
Stanton E. Ross Chief Executive Officer

AMERICAN NOBLE GAS, INC.
a Delaware corporation

By:	/s/ Stanton E. Ross
Stanton E. Ross Chief Executive Officer

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